LICENSE AGREEMENT

THIS LICENSE AGREEMENT, effective as of January 25, 2001, is by and between Hollywood Entertainment Corporation, an Oregon corporation, located at 9275 Peyton Lane, Wilsonville, Oregon 97070-9645 ("HEC"), its wholly owned subsidiary, Hollywood Management Company, an Oregon corporation, located at 9275 Peyton Lane, Wilsonville, Oregon 97070-9645 ("HMC") and Boards, Inc., an Oregon corporation, located at 9001 Emerald Hill Way Las Vegas, NV ("Licensee").

INTRODUCTION

Mark J. Wattles, the chief executive officer, director and sole shareholder of Licensee, is the president and chief executive officer and a director of both HEC and HMC.

HMC owns and/or has rights in various names, trademarks, characters, symbols, designs, and likenesses, including, but not limited to, the trademarks and trade names listed in Schedule A and the trade dress defined in Schedule B (hereinafter referred to individually and collectively as the "Licensed Marks"). The Licensed Marks have been used in commerce, extensively advertised and promoted by various means and are well known and recognized by the general public.

Licensee recognizes the value of the Licensed Marks and the goodwill associated with the Licensed Marks, and desires to use the Licensed Marks in connection with the operation of video specialty stores, the offering of video store services and the sale and rental of goods pertaining thereto(Licensed Services") at certain designated locations (the "Designated Locations").

AGREEMENT

In consideration of mutual promises contained herein, the parties agree as follows:

1.	GRANT OF LICENSE; RESTRICTIONS; CONSIDERATION

1.1	Grant of License.  HMC hereby grants to Licensee a non-exclusive right to use the Licensed Marks during the term described in section 1.4 solely in connection with the Licensed Services at the Designated Locations (such businesses collectively, the "Stores"), subject to the terms and conditions of this License Agreement, beginning on the date hereof and ending on the earlier of the expiration or termination of this License Agreement. This grant shall be referred to herein as the "License."

1.2	Stores. Licensee may use the License to operate up to 20 Stores at separate locations. HEC or HMC will consider allowing Licensee to operate more than 20 Stores under this License Agreement, however additional Stores cannot be opened or operated by Licensee without the prior written consent of HEC or HMC

1.3 Location Approval and Right of First Refusal.
(a)	Prior to Licensee's acquisition or lease of any property proposed for use as a Designated Location, Licensee must first give notice in writing to HEC and HMC to obtain the approval of such property from HEC and HMC. HEC and HMC will have the right to reject any property proposed for use as a Designated Location within 30 days of receiving the notification from Licensee. HEC and HMC shall determine whether to approve a proposed Designated Location based on the same criteria used to approve or reject a new "Hollywood Video" store sites.

(b)	If neither HEC or HMC notify Licensee within 30 days of
receipt of the written notification that either HEC or HMC rejects the proposed property, Licensee is deemed to have received approval from HEC and HMC to acquire or lease that property. If Licensee receives or is deemed to receive approval to acquire or lease the property, absent other restrictions imposed by the terms of this License Agreement or the law, the address and description of the property shall be deemed a Designated Location.

(c)	Subject to approval by HEC and HMC, pursuant to the terms of this section 1.3, Licensee may substitute a different property for any Designated Location at any time; (each, a "Substitute Property") provided, however, that:

(i)	The substitute property qualifies under 1.3(a)

(ii)HEC and HMC shall have the right to acquire or lease any Substitute Property if substitute property is further than 2 miles from an existing designated location and if notice of such intent is given to Licensee within 30 days of receipt of the written notification from Licensee; and

(iii)The number of Designated Locations shall not exceed 20 at any one time unless agreed to pursant to 1.2.

1.4	Term

(a)	Initial Term.  The term of this License Agreement shall
commence on the date hereof and shall expire at midnight on the twentieth anniversary hereof, unless terminated sooner in accordance with the provisions of this License Agreement.

(b)	Renewal Terms.  If Licensee fully complies with all of the
terms and conditions of this License Agreement and any other agreement entered into between HMC and Licensee and complies with the operating standards and criteria established for the Licensed Services, Licensee shall have the option to renew this License Agreement for up to two renewal terms. Each such renewal term shall commence on the expiration of the preceding term (the "Current Term") and shall expire at midnight on the tenth anniversary thereof unless terminated sooner in accordance with the terms and conditions of this License Agreement. Such renewal shall not require an additional fee, but, in addition to compliance with the other terms and conditions of this License Agreement, shall be subject to compliance in full with the following terms and conditions prior to the expiration of the Current Term:

(i)	Licensee shall give HMC written notice of its desire to
exercise the renewal option at least six months, but no more than a year, prior to the expiration of the Current Term;

(ii)	Licensee shall not be in default of any provision of the
lease or sublease for any of the Designated Locations and satisfies HMC that it has the right to remain in possession of such Designated Locations for the renewal term; and

(iii)	Licensee shall reimburse HMC for all reasonable
legal fees and other costs and expenses incurred by it incidental to the exercise of the renewal option.

1.5	Assignment.

(a)	Definitions.

(i)	"Control" means that a person owns at least 51% of the
outstanding voting securities and can control the membership of the governing board of the entity either (A) directly or (B) indirectly through an entity in which the person owns at least 51% of the outstanding voting securities and can control the membership of the governing board of the entity.

(ii)	"Related Party" means any corporation, limited liability
company, partnership or other entity affiliated with Mark J. Wattles. Upon the death of Mark J. Wattles and until the time a Transfer is properly completed pursuant to section 1.9, all references to Mark J. Wattles shall mean the estate of Mark J. Wattles. Mark J. Wattles will be deemed to be "affiliated" with an entity if:

(A)	he Controls it; or

(B) he or an entity he controls and any combination of members of his Immediate Family Control it; provided, however, that Mark J. Wattles must own directly, or indirectly through an entity he Controls, at least ten percent of the outstanding voting securities of the entity. For purposes of this License Agreement, "Immediate Family" shall include his spouse, parents, children and siblings;

(C) Solely for purposes of, and in connection with, a Transfer pursuant to the terms of section 1.9(a), any member or combination of members of the Immediate Family, any entity that a member or combination of members of the Immediate Family Controls shall be a Related Party upon the death of Mark J. Wattles.

(iii)	"Transfer" means any sale, encumbrance, assignment,
pledge, merger, conveyance or other transfer or series of related transfers of:

(A)  any direct or indirect interest in this License
Agreement to an unrelated party. The transfer or change of ownership of the licensee or any of its affiliates or permitted transferees, shall not be considered a direct or indirect transfer of interest of this licensee except as set forth in paragraph 1.5 (a)(iii)(B)

(B) voting securities of the Licensee such that after the transfer(s) Licensee is no longer affiliated with Mark J.
Wattles as described in paragraph 1.5(a)(ii), or

(C) any Store or Stores to an Unrelated Party unless the sale does not include any rights granted under this license agreement.

(iv)	"Unrelated Party" means:

(A) any party that is not a Related Party or

(B) Licensee at such time as Licensee no longer qualifies as a Related Party.

(b)	Personal Rights.  Licensee understands and acknowledges that the rights and duties set forth in this License Agreement are personal to Licensee, and that HMC has granted these rights in reliance on the business experience, skill, financial resources and personal character of Licensee and its officers and owners. Licensee is authorized to make a Transfer only in accordance with the terms of this section 1.5. Any party to which a Transfer is made must agree in writing to be bound by the terms and conditions of this License Agreement.

(c)	Transfer.

(i)	Permissible Transfers.  Licensee may make a Transfer
only (A) to a Related Party with HMC's express written consent which shall not be unreasonably withheld or (B) upon the death of Mark J. Wattles as set forth in paragraph 1.9 (a). The term "Licensee" shall include, as applicable, a Related Party to which this License
Agreement was properly transferred.

(ii) Prohibited Transfers. Any Transfer not permitted by this section 1.5 shall cause this License Agreement to automatically terminate.

(iii) Notice. Licensee shall notify HMC at least 30 days in advance of any Transfer that will cause it to become an Unrelated Party and the License shall automatically terminate upon HMC's receipt of such notification.

(d)	Effect of Termination.  Upon the termination of the License
pursuant to subsection 1.5(c), Licensee will remain responsible for performing the post-termination obligations set forth in section 4.

(e)	Right of First Refusal.  If Licensee receives a bona fide
offer and desires to transfer any Store(s) to a party that is not a Related Party, Licensee shall offer the same to HEC or HMC on the same terms. If HEC or HMC does not accept the offer from Licensee within 30 days, then, subject to subsections 1.5(c) and (d), Licensee has 60 days to transfer the store(s) , but not at a lower price or on more favorable terms than those offered to HEC and HMC.

1.6	Restrictions on Use of Licensed Marks.

(a)	Licensee acknowledges and agrees that:

(i)	the Licensed Marks will not be used in conjunction with
any other mark and will not be used as part of a composite mark;

(ii)	it will not use any mark or name confusingly similar to
the Licensed Marks;

(iii)	it may not authorize or license third parties to use the
Licensed Marks, except as provided under section 1.5;

(iv)	it may not authorize or license third parties to use any
mark or name confusingly similar to the Licensed Marks; and

(v)	it may not use the Licensed Marks in connection with any
Internet sites, Internet promotions, or other Internet activity.

(b)	Licensee shall post a notice at each Store that is visible to its employees, customers and vendors stating that the Store is independently owned and operated and not a store owned by HEC or HMC.

(c)	None of Licensee's letterhead, business cards and other
written documentation or communications to third parties shall designate or otherwise imply that the Licensee is owned or controlled by HEC or HMC.

1.7	Restriction and Reservation of Rights

(a)	Neither HEC nor HMC will operate within a two-mile radius of any Designated Location a physical video store or any other type of physical store which offers products or services which represent ten percent or more of the revenue of a typical HEC or HMC video store, established pursuant to the terms set forth in section 1.3 (each two-mile area a "Trade Territory").

(b)	With the exception of the foregoing restriction in subsection
1.7(a), HMC has the unrestricted and unfettered right to use, license and register the Licensed Marks anywhere and in any manner it desires, alone or in combination with other words and designs, for any goods and/or services it desires.

(c)	Nothing in this License Agreement is intended or shall be
construed to place geographical restrictions on the rights of HEC or HMC to (i) operate stores that are not physical video store facilities or (ii) engage in Internet, direct mail, or mail order sales of any kind, or (iii) engage in the sale or rental of goods or services that are not within the then-typical product or service mix associated with "Hollywood Video" stores.

1.8	License Fee

(a)	Initial Fee.  Licensee agrees to pay to HMC a fee in the
amount of $25,000 per Designated Location (each, an "Initial Fee"). An Initial Fee shall be due and payable for a Designated Location six months and one day after the Store at that Designated Location begins operating.

(b)	License Fee.

(i) Licensee agrees to pay to HMC a quarterly fee in the amount of two percent of Gross Sales, as defined below, with respect to each Designated Location ("License Fee").

(ii) payment for each quarter shall be made by Licensee to HMC within 60 days following the end of that calendar quarter. At the time of payment of a License Fee, Licensee shall submit a report to HMC showing the Gross Sales for the quarter to which the License Fee relates.

(c)	Audit Rights.

(i)	HMC shall have the right, during normal business hours
and without prior notice to Licensee, to inspect or audit, or cause to be inspected or audited, the financial books, records, bookkeeping and accounting records, documents or other materials in respect of the Licensed Services, including the right, without limitation, to have a person on the premises to check, verify and tabulate Gross Sales, and/or to examine accounting records and procedures affecting the determination of Gross Sales.

(ii)	In the event that any such audit or inspection shall
disclose an understatement of Gross Sales:

	(A) Licensee shall pay to HMC, within 15 days after receipt by Licensee of the inspection or audit report, the License Fee and other sums due on account of such understatement; and

	(B) if it is determined that Gross Sales for the period in question were understated by three percent or more of the Gross Sales actually received, Licensee shall immediately take such steps as may be necessary to remedy such understatement in accordance with the recommendations of such auditor and Licensee shall promptly pay to HMC all costs incurred in connection with such audit or inspection including, without limitation, charges of an accountant and the travel expenses, room, board and compensation of employees of HMC.

(iii)	If it is reasonably determined by any such audit or
inspection that Licensee's records and procedures were insufficient to permit a proper determination of Gross Sales to be made for any year or part thereof or that Licensee was not complying with each of the provisions of this section:

	(A) Licensee shall immediately take such steps as may be necessary to remedy such default in accordance with the recommendations of such auditor and Licensee shall promptly pay to HMC all costs incurred in connection with such audit or inspection including, without limitation, charges of an accountant and the travel expenses, room, board and compensation of employees of HMC; and

	(B)	HMC shall have the right to deliver to Licensee a
reasonable estimate, made by HMC, of Gross Sales for the period under consideration and Licensee shall immediately pay to HMC any amount shown thereby to be owing on account of the License Fees and other sums due on account of any understatement. Any such estimate shall be final and binding upon Licensee.

(d)	Gross Sales.

(i)	"Gross Sales" shall include (A) the entire collected
amount of the actual sale or rental price) respecting all revenue generated in, by, or from a Store (including without limitation all sales or rentals of videos, CDs, DVDs, video games, other media or entertainment-related products, merchandise, food, and/or beverages), including receipts from any mail, facsimile, Internet or telephone orders received or filled from the Designated Locations; and (B) payments to Licensee from any person or entity otherwise conducting or managing commercial activities in the Store or at the Designated Location.

(ii)	"Gross Sales" shall not include (A) the amount of any
cash or credit refunds made upon any sale or rental to a customer;
(B) receipts from any sales of furniture, trade fixtures, or other extraordinary sales not made in the ordinary course of business; (C) any sales or value added tax required by any duly constituted taxing authority to be separately accounted for and collected on its behalf by Licensee directly from Licensee's customers and paid by Licensee to the taxing authority; and (D) any coupons or other discounts.

1.9	Purchase of Stores.

(a)	Death of Mark J. Wattles.  In the event of Mark J. Wattles'
death, the personal representative of Mark J. Wattles' estate or the pertinent successor-in-interest to that personal representative (as applicable, the "Representative") shall notify HEC and HMC in writing immediately of the event and the Related Party, as that term is defined in paragraph 1.5(a)(ii)(C), to which any Store and the License are directed to be Transferred if neither HEC or HMC exercise the option provided for in this section 1.9(a). Upon receipt of this notice, HEC or HMC shall have six months to exercise an option to purchase the Stores from Licensee for a five percent premium over the price determined pursuant to subsection 1.9(d). If HEC or HMC does not notify Licensee or the Representative, as applicable, in writing of its election to exercise the option, then the Transfer may be made to the Related Party identified to HEC or HMC in the notice.

(b)	HEC Change of Control.

(i) Option to Purchase. If a Change of Control occurs, as defined in paragraph 1.9(b)(iii), HEC, HMC or their successor-in-interest shall have the option to purchase the Stores from Licensee within six months for the price determined pursuant to subsection 1.9(d). HEC's or HMC's successor-in-interest, as applicable, must notify Licensee in writing of its exercise of the option.

(ii) Option of Licensee. If a Change of Control occurs, as defined in paragraph 1.9(b)(iii), Licensee shall have the option to require HEC, HMC or, if applicable, their successor-in-interest to purchase the Stores from Licensee within six months for the price determined pursuant to subsection 1.9(d). Licensee must notify HEC, HEC or HMC's successor-in-interest, as applicable, in writing of its exercise of the option. The choice of which entity; HEC, HMC, or, if applicable, HEC's successor-in-interest, will purchase the Stores upon Licensee's exercise of its option shall be entirely within the discretion of those entities.

(iii) At anytime prior to completion of purchase described in 1.9(b)(I) HEC, HMC or HEC's successor in interest may terminate the purchase. At anytime prior to completion of purchase described in 1.9(b)(II) Licensee may terminate the purchase.

(iv) A "Change of Control" means the sale, conveyance, or other disposition of all or substantially all of HEC's assets or business or merger with or into or consolidation with any other corporation or entity (other than a whollyowned subsidiary corporation) by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, share exchange or consolidation) if, but only if, the holders of the voting shares of capital stock of HEC immediately prior to such transaction or series of related transactions shall hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity immediately thereafter.

(c)	Breach of Noncompetition Agreement.  If Mark J. Wattles
breaches any noncompetition agreement or arrangement he has entered into with HEC or HMC, HEC or HMC may purchase the Stores from Licensee at any time that the breach continues at the price determined pursuant to subsection 1.9(d). HEC or HMC, as applicable must notify Licensee in writing of its exercise of the option; provided, however, that, upon receipt by Licensee of such written notice from HEC or HMC, Mark J. Wattles shall have 30 days to cure any such breach.

(d)	Valuation.

(i)	A valuation consultant shall be engaged who is
acceptable to both HEC or HMC and Licensee or the Representative, as applicable. The fee for the valuation consultant shall be shared equally by Licensee or Representative, as applicable, and HEC or HMC unless the purchase is terminated per 1.9(b)(iii) above in which case the party electing the termination will pay the entire fee

(ii)	The valuation consultant shall value the Store or Stores
to be acquired as a going concern based on the discounted cash flow method for future cash flows as estimated by the valuation consultant. The discount rate shall be a reasonable rate for the industry as established by the valuation consultant. An adjustment to the valuation shall be made to recognize the need for the buyer to provide cash for operations and reserves, since the seller is not selling cash. The valuation consultant shall determine whether any other adjustments are necessary to reflect liens, liabilities, deferred maintenance, inventory adjustments, and other issues. The valuation consultant shall determine the price by taking the average of the high and low values from a range of adjusted values, reduced by any liabilities of Licensee assumed by HEC or HMC other than ordinary course liabilities for future performance under assumed contracts and leases (including real estate leases). In selecting a discount rate for purposes of the valuation, the valuation consultant shall give significant weight to the valuation given to HEC in any Change of Control transaction.

(iii)	The valuation consultant shall deliver its report to
Licensee, or the Representative, as applicable, and HEC or HMC, as applicable.

(iv)	If any party believes that the valuation consultant's
conclusions are not reasonable, it may furnish a written explanation of such belief to the other parties and to the valuation consultant. If after 30 days such objection has not been resolved, either party may require that the issue(s) in question be submitted to binding arbitration, pursuant to the guidelines specified in section 7 below.

2.	GOODWILL

2.1	Exclusive Ownership.  Licensee recognizes the great value of the goodwill associated with the Licensed Marks and acknowledges that the Licensed Marks and all rights therein and goodwill pertaining thereto belong exclusively to HMC.

2.2	Protection and Enhancement.  Licensee agrees that it is critical that the goodwill associated with the Licensed Marks be protected and enhanced. As such, during the term of this License Agreement or thereafter, Licensee shall not:

(a)	attack the title or any rights of HMC in or to the Licensed
Marks,
the validity of this License Agreement or the License;

(b)	do anything either by an act of omission or commission which might impair, violate or infringe the Licensed Marks;

(c)	claim (adversely to HMC or anyone claiming rights through HMC)
any right, title or interest in or to the Licensed Marks;

(d)	misuse or harm the Licensed Marks or bring the Licensed Marks into disrepute; or

(e)	directly or indirectly register or apply for registration of the Licensed Marks or any mark which is, in HMC's reasonable opinion, the same as or confusingly similar to any of the Licensed Marks.

2.3	Benefits Inure to HMC.  Licensee acknowledges and agrees that all past, present and future use of the Licensed Marks by Licensee inures to the benefit of HMC.

2.4	Full Cooperation.  Licensee agrees to cooperate fully with HMC in securing trademark registrations and otherwise maintaining HMC's goodwill in the Licensed Marks.

3.	QUALITY CONTROL

3.1	Acceptable Level of Quality.

(a)	The parties agree that it is important that the goodwill
associated with the Licensed Marks be retained and enhanced, and that the sale of quality services under the Licensed Marks is the essence of this License Agreement. Licensee acknowledges that HMC and/or HEC have offered high quality retail services and goods under the Licensed Marks.

(b)	Licensee agrees that the Licensed Services will equal or
exceed the quality of services and goods offered by HMC and/or HEC under the Licensed Marks ("Acceptable Level of Quality"). Without limitation, Licensee will:

(i)	 offer a mix of goods and services and a store
appearance that is consistent with those of "Hollywood Video" stores operated by HMC, HEC or other HMC affiliates; and

(ii)	observe HEC's or HMC's then-current guidelines on
maintaining a family-oriented product mix, and shall not offer adult video products.

3.2	Assurance.

(a)	HMC shall have the right to ascertain whether the Licensed
Services are in compliance with the provisions of section 3.1, and Licensee shall reasonably cooperate with HMC's efforts to assess this quality.

(b)	Prior to the initial introduction of any product, service, or promotion not typically offered in an HEC or HMC corporate-owned video specialty store, Licensee promptly shall furnish HMC with samples of any such product and/or a description of any such service or promotion for approval (products, services, or promotions offered by HEC or HMC corporate-owned stores shall be deemed pre-approved).

(c)	Licensee shall also permit HMC or its agent reasonable access to areas open to the public within Licensee's facilities during normal business hours to observe the rendering of the Licensed Services.

3.3	Compliance.

(a)	Notification.  HMC shall promptly advise Licensee in writing of any action by Licensee or proposed product, service, or promotion which HMC considers to be contrary to the requirements of this section 3.

(b)	Response.  Upon receipt of the written notice required by
subsection 3.2(a), Licensee shall have 30 days in which to provide a written reply to HMC that either:

(i) 	confirms that the objectionable items have been
corrected or will be corrected within 60 days from the date of the response; or

(ii) 	refutes the objections raised by HMC.

(c)	Meeting of Representatives.  If HMC either (i) is not
satisfied with Licensee's reply or (ii) Licensee fails to reply within 30 days, then HMC may require a meeting between senior representatives of each party (i.e., officers whose positions are at the level of vice-president or above) to resolve the parties' differences within 30 days after either (x) the receipt of the reply or, (y) if no reply is received, the end of the initial 30-day period.

(d)	Arbitration.  If the parties conduct the meeting of senior
representatives described in subsection 3.3(c), but are unable to resolve their dispute concerning whether Licensee is maintaining an Acceptable Level of Quality, the parties shall submit their dispute to binding arbitration, pursuant to the guidelines specified in section 7 below.

4.	TERMINATION

4.1	Termination.

(a)	Automatic Termination.  The License granted herein shall
automatically terminate:

(i)	if Licensee does not use the Licensed Marks for a period
of more than one year at any time after the Effective Date of this License Agreement; and

(ii)	pursuant to section 1.5.

(b)	Purchase Option.  The License shall terminate pursuant to the terms of section 1.9.

(c)	Default.  Upon the occurrence of an Event of Default, as
defined below, a party may send a notice of default to the defaulting party specifying the nature of the Event of Default. If the Event of Default is not cured within 30 days from receipt of the notice of default, the aggrieved party may then send a notice of termination, and the License shall be automatically terminated upon receipt of this notice.

4.2	Events of Default.  "Events of Default" are:

(a)	the insolvency of Licensee;

(b)	any assignment by Licensee for the benefit of creditors;

(c)	Licensee becoming subject to any bankruptcy or receivership
proceedings; or

(d)	the failure of either party to comply with any of its
obligations under this License Agreement.

4.3	Effects of Termination.

(a)	Upon termination of the License, all rights granted to
Licensee hereunder shall cease, and Licensee shall refrain from further use of the Licensed Marks, or any mark or name reasonably deemed by HMC to be similar thereto, as soon as possible and shall have completely phased out the use of the Licensed Marks within nine months of the termination of this License Agreement (the "Phase-Out Period").

(b) 	During the Phase-Out Period, Licensee shall comply with
section 10.2 with regards to Confidential Information (as defined in section 10.1) and return or, if appropriate, destroy all promotional materials and notify the appropriate party of its destruction.

(c) 	After the Phase-Out Period, Licensee shall not operate its
business in any manner which would suggest to the public that the License is still in force or that any relationship exists between Licensee and HEC or HMC.

5.	POLICING

5.1	Notification.  Licensee shall promptly notify HMC if it becomes aware within any of its Trade Territories of any third party using the Licensed Marks, or any mark confusingly similar thereto, or who Licensee otherwise believes is or may be infringing, diluting, or derogating HMC's rights in the Licensed Marks.

5.2	Legal Action.  HMC, in its sole discretion, may take action against any third party to enforce its rights in the Licensed Marks, and in such event shall be entitled to retain all monetary recovery from any such third party by way of judgment, settlement, or otherwise.

5.3	Cooperation.  Licensee shall cooperate with HMC in any action, proceeding or other effort to police the Licensed Marks.

5.4	Expenses.  If HMC seeks assistance of Licensee's personnel in any such action, HMC shall reimburse Licensee for all of Licensee's out-of-pocket expenses (not including attorneys' fees) incurred as a result of such assistance.

6.	INSURANCE; INDEMNITY; HOLD HARMLESS

6.1	Personal Liability.  Each party agrees that it is wholly responsible for all services offered by it or products produced or sold by it, including Licensed Services, and that, except as set forth in this section 6, the other party shall have no liability therefor.

6.2	HMC Indemnification.  Licensee shall defend, indemnify and hold harmless HEC and HMC, its officers, directors, employees, agents, shareholders, and their respective successors and assigns, from and against any and all claims, demands, losses, causes of action, liabilities, costs, obligations, damages, expenses, attorneys' fees, settlements, or any other detriments arising out of, incurred as a result of, or related to Licensee's provision of the Licensed Services, operation of the Stores, and/or use of the Licensed Marks. Licensee shall, at its own cost, defend any such matter using attorneys of its own selection, subject to approval by HMC.

6.3 Licensee Indemnification. HEC and HMC shall defend, indemnify and hold harmless Licensee, its officers, directors, employees, agents, shareholders, and their respective successors and assigns, from and against any and all claims, demands, losses, causes of action, liabilities, costs, obligations, damages, expenses, attorneys' fees, settlements, or any other detriments arising out of, incurred as a result of, or related to any trademark deficiency or alleged trademark deficiency in the rights of HMC or HEC in and to the Licensed Marks and/or relating to the operations of their business. HEC and HMC shall, at their own cost, defend any such matter using attorneys of their own selection.

6.4	Indemnitee Participation.  As indemnitee, either party may select separate counsel at its own cost and participate in its own defense.

6.5	Insurance.	During the Term of this License Agreement, Licensee
shall name HMC and HEC as additional insureds under its standard commercial general liability insurance.

7.	ARBITRATION

7.1	Dispute Resolution.  All disputes between the parties arising out of the subject matter of this License Agreement shall be submitted to binding arbitration, pursuant to the guidelines set forth in section 7.2.

7.2	Arbitration Guidelines.

(a)	The arbitration shall take place in Multnomah County, Oregon, unless the parties agree to a different location.

(b)	Three arbitrators shall be selected by mutual agreement of the parties. If the parties are unable to agree upon the identity of these three arbitrators, each party shall select one arbitrator who is not an employee, counsel, or affiliate of that party, and these arbitrators shall confer and select a third person to serve as arbitrator.

(c)	The arbitrators shall employ the then-current discovery
procedures promulgated under the law of the state of Oregon.

(d)	The arbitrators shall employ the then-current trial and
deliberation procedures promulgated by the American Arbitration
Association but shall not be required to use the services of the American Arbitration Association unless all parties agree.

7.3	Attorney Fees.  The unsuccessful party in any action, suit or arbitration hereunder shall be responsible for the prevailing party's reasonable attorney fees and expenses in addition to statutory costs as shall be fixed by the court, or courts, or arbitration panel before which the action, including any appeal therefrom, is tried, heard or decided.

8.	ADVERTISING; USE OF LICENSED MARKS

8.1	Advertising for the Stores.

(a)	Licensee agrees that it will not undertake advertising or
marketing efforts aimed at reaching consumers outside of the Trade
Territories.

(b)	Subject to HMC's approval pursuant to section 8.3, HMC
acknowledges that Licensee is entitled to undertake advertising or marketing efforts focused within each Trade Territory for the Store(s) located therein, even if these efforts result in reaching consumers outside that Trade Territory.

(c)	Licensee acknowledges that HMC is entitled to undertake
advertising or marketing efforts that will reach consumers within the Trade Territory for the Store located at the Designated Location.

8.2	Regional and National Advertising.

(a)	If Licensee wishes to participate in nationwide or regional
advertising campaigns initiated by HMC, HEC or any of their affiliates, Licensee will pay HMC, HEC or their designated affiliate an amount based upon its pro-rata share of the overall cost of the campaign
("Participation Fee").

(b)	The Participation Fee will be determined on a pro-rata basis of production, creative, and all other costs, based upon the then-existing number of HMC or affiliate-owned video stores within the region covered by the campaign and the number of Designated Locations that are within the region covered by the campaign.

8.3	HMC Pre-Approval.

(a)	Licensee must obtain HMC's approval prior to Licensee's use of the Licensed Marks for local advertising or promotional purposes (other than use of materials provided by HMC or items that are exactly equivalent to materials used by HEC or HMC). Licensee will submit an example of intended uses of the Licensed Marks (or, where appropriate, written descriptions or drawings of the intended use, e.g., a drawing of proposed outdoor signage).

(b)	HMC will give good faith consideration to all examples,
drawings or descriptions submitted under this provision and shall approve or disapprove the proposed usage within ten business days after receipt thereof. Such approval will not be unreasonably withheld. If HMC disapproves any such proposed use, HMC will endeavor in good faith to provide specific comments that, if effected by Licensee, will render the item acceptable to HMC. If HMC does not notify Licensee in writing of its approval or disapproval within the ten business-day period, or provide specific objections to be addressed by Licensee, HMC will be deemed to have approved the items submitted.

(c)	Licensee shall submit such materials to a person designated by
HMC. HMC designates Donald J. Ekman as the individual designated to receive such materials, but may, through proper notice under section 14 below, designate a substitute recipient.

9.	MARKING

9.1	In connection with its use of any of the Licensed Marks, Licensee agrees to make proper use of the "r" symbol or other proper notice to indicate a federally registered mark, and the "TM" symbol to indicate an unregistered mark.

9.2	Licensee agrees to make proper use of the appropriate copyright legend in connection with any use of HMC copyrightable materials pursuant to this License Agreement.

9.3	Upon receiving notice from HMC that Licensee's use of a trademark notice or copyright legend is incorrect or otherwise deemed unacceptable, Licensee agrees to modify such uses promptly to correct its use of the trademark notice or copyright legend or otherwise obviate HMC's objections.

10. 	CONFIDENTIAL INFORMATION

10.1 	Confidentiality.  If either party provides the other party with any confidential customer lists or other confidential trade-related data ("Confidential Information"), the recipient party acknowledges and agrees that such information is proprietary, confidential and constitutes trade secrets of the party providing the information and shall not use, release or distribute such material or information without the express written consent of the other party. For purposes of this section 10, HEC and HMC shall constitute one party.

10.2 	Termination.  Upon termination of the License, each party shall return all of the other party's Confidential Information or, if appropriate, destroy it and notify the other party in writing of its destruction.

11.	PRODUCT AND SUPPORT AGREEMENT

Licensee and HEC shall enter into a Product and Support Agreement dated as of the date hereof (the "Product and Support Agreement") pursuant to which HEC shall agree to make available to Licensee certain products and operating support services.

12.	STATUS OF THE PARTIES

This License Agreement and the License granted hereunder are not intended to create, and shall not be interpreted or construed as creating, a partnership, joint venture, agency, employment, franchise, master and servant, or similar relationship between HEC or HMC and Licensee, and no representation to the contrary shall be binding on HEC or HMC.

13.	BINDING EFFECT

This License Agreement shall be binding upon and inure to the benefit of HMC, HEC and Licensee and, subject to section 1.5 above, their respective successors, assigns, personal representatives, heirs and personal representatives. No purported assignment or other transfer of Licensee's rights shall be valid unless it is in compliance with the terms of this License Agreement and unless all obligations of Licensee hereunder are also assumed by the receiving party.

14.	NOTICE

All notices required or permitted to be given under this License Agreement must be in writing and will be deemed to be received (i) five business days after deposit in a depository receptacle under the care and custody of the United States Postal Service, properly addressed to the designated address of the addressee as set forth below, postage prepaid, registered or certified mail with return receipt requested, (ii) upon delivery to the designated address of the addressee set forth below by a national, third-party commercial delivery service, whether by overnight delivery or by courier, or (iii) upon receipt at the facsimile-receiving facility of the addressee if transmitted by facsimile transmission. Notice given in any other manner will be effective only if and when received by the addressee. For the purpose of any such notices, the addresses, and facsimile number of the parties are as follows:

	HEC or HMC:			General Counsel
					9275 S.W. Peyton Lane
					Wilsonville, OR  97070-9645
					Tel.:  (503) 570-1600
					Fax:  (503)

	LICENSEE:			Mark J. Wattles
					9275 S.W. Peyton Lane
					Wilsonville, OR  97070-9645
             				Tel.:  (503) 570-1601
					Fax:  (702) 804-5473

15.	MISCELLANEOUS

15.1	Severability.  The provisions of this License Agreement are
severable, and if any provision shall be held illegal, invalid or unenforceable, such holding shall not affect the legality, validity, or enforceability of any other provision. Any such illegal, invalid, or unenforceable provision shall be deemed stricken from this License Agreement as if it had never been contained herein, but all other provisions shall continue in full force and effect.

15.2	Entire Agreement.  This License Agreement and the Product and Supply
Agreement contain the entire agreement between the parties with respect to the subject matter hereof, and supersede any prior agreements between the parties, written or oral, with respect to such subject matter, including without limitation the provisions regarding a franchise agreement set forth in the term sheet regarding employment between HEC and Mark J.
Wattles dated as of January 25, 2001.

15.3	Amendment.  This License Agreement may not be amended, modified, or rescinded except by a writing executed by the parties.

15.4	Governing Law.  This License Agreement shall be governed and construed in accordance with the substantive laws of the state of Oregon, exclusive of conflict of laws provisions.

15.5	Choice of Venue.  The sole jurisdiction and venue for any actions arising out of or relating to this License Agreement shall be the Oregon State and U.S. federal courts located in Multnomah County, Oregon.

15.6	Geographical Restrictions.

(a)	The parties agree that the Licensee cannot open a Store in any location where the licensing arrangement contemplated by this License Agreement would be illegal or otherwise not permitted by state or federal law.

(b)	If Licensee determines that it desires to open a Store in a
location described in subsection 15.6(a), the parties agree that each will make reasonably commercial efforts to cause the opening of such Store to be legal and permitted under the laws of the relevant jurisdiction, including, but not limited to, any federal or state franchise laws; provided, however, that Licensee shall (i) reimburse HEC and HMC for all reasonable out-of-pocket expenses incurred by it incidental to the efforts of HEC and HMC under this subsection and (ii) pay for any fees, costs and expenses incurred by HEC and HMC to keep the existence of the licensing arrangement with Licensee in connection with the operation of a Store or Stores by Licensee in such a jurisdiction legal and permissible.

15.7	Conversion.  In addition to section 15.6, in the event that it becomes necessary or advisable, in the exercise of HMC's reasonable discretion, to convert this License Agreement into a franchise agreement, both parties will cooperate in preparing, signing and filing the appropriate documentation. The cost of documenting such a franchise agreement will be shared equally by the parties.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this License
Agreement to be executed by their duly authorized representatives as of the date first above written.

HOLLYWOOD MANAGEMENT COMPANY

By:___________________________________
Name:________________________________
Title:________________________________
BOARDS, INC.

By:__________________________________
Name:  Mark J. Wattles
Title:__President__________________



HOLLYWOOD ENTERTAINMENT CORPORATION

By:___________________________________
Name:________________________________
Title:________________________________






Signature page for License Agreement


SCHEDULE A

HMC DOMESTIC REGISTRATIONS AND APPLICATIONS

1.	Issued United States Trademark Registrations

MARK					REGISTRATION NO.	ISSUE DATE

HOLLYWOOD VIDEO and Design		2,191,674		09/29/1998
(Staggered Letters)

HOLLYWOOD ENTERTAINMENT			1,935,822		11/14/1995

WANT ENTERTAINMENT?			2,046,045		03/18/1997
GO TO HOLLYWOOD!

VIDEO WATCH				1,614,357		09/18/1990

HOLLYWOOD VIDEO				1,848,749		08/09/1994

HOLLYWOOD VIDEO and Design		2,117,639		12/02/1997
(Vertical Stacked Letters)

HOLLYWOOD ENTERTAINMENT and Design 	2,191,673		09/29/1998
(Staggered Letters)

DIFFERENT - BUT YOU'LL GET USED TO IT	1,818,212		01/25/1994

HOLLYWOOD VIDEO SUPERSTORE		1,814,123		12/28/1993

HOLLYWOOD VIDEO & GAMES			2,387,202		09/19/2000

MOVIEMAP				2,293,593		11/16/1999


2.	Pending United States Trademark Applications

MARK					SERIAL NO.		FILING DATE

WELCOME TO HOLLYWOOD			75/752,175		07/14/1999

HOLLYWOOD GAMES				75/643,662		02/19/1999

HOLLYWOOD GAMES and Design		75/726,514		06/10/1999
(Staggered Letters)

STUDIO BACKLOT SALE			76/045,724		05/03/2000

HOLLYWOOD HORROR MONTH			75/931,433		02/29/2000

GO HOLLYWOOD FOR THE HOLIDAYS		73/003,192		03/17/2000

BRING HOLLYWOOD HOME			76/003,191		03/17/2000
FOR THE HOLIDAYS

WHAT KIND OF MOVIE ARE YOU IN		76/001,947		03/16/2000
THE MOOD FOR?

HOLLYWOOD FILM LIBRARY			76/003,589		03/16/2000

GIVE THE GIFT OF HOLLYWOOD VIDEO	76/034,822		04/24/2000

HOLLYWOOD VIDEO CELEBRITY STATUS	76/110,218		08/15/2000

HOLLYWOOD VIDEO CELEBRITY STATUS	76/110,217		08/15/2000
PLATINUM PROGRAM

HOLLYWOOD and Design			76/110,216		08/15/2000
(Staggered Letters, videocassette design)

MOVIE COMPASS				76/034,589		04/24/2000

HOLLYWOOD DVD				76/058,207		05/26/2000

DVD HOLLYWOOD 				76/058,208		05/26/2000

GAME CRAZY

GAME CAGE

ANY OTHER MARKS NOW IN USE OR USED IN THE FUTURE BY HMC, HEC OR THEIR AFFILIATTED COMPANIES IN THEIR STORES OR FOR PROMOTING THEIR STORES.

SCHEDULE B

TRADE DRESS

HMC's Trade Dress includes numerous features combined in a unique format to create a highly distinctive overall impression. These features include, among other things:

- a video superstore, considerably larger in size and typically carrying considerably more videocassettes than the average conventional video stores, creating a spacious atmosphere with superior selection;

- a perimeter color scheme wherein each of the interior perimeter walls is painted a bright color from among the following colors: yellow, orange, red, blue, and purple;

- a tiled entry utilizing a mixture of yellow, red, black, blue, and white tiles;

- blue carpeting throughout the remainder of the store;

- wall-mounted and free-standing laminated display cases, with white shelves, tops and edges which are brightly colored and speckled, and ends which are also brightly colored and speckled and include a repeating pattern of horizontal black grooves (the colors utilized by Hollywood for its display cases are yellow, purple, red, and blue, each with black speckles);

- neon lighting running horizontally around the interior perimeter of the store near the ceiling, with a pattern of blue lighting above red lighting;

- two "cash wraps" or checkout counters (positioned so that there is one on each side of the exit door) with yellow, speckled laminate;

- television monitors located throughout the store, particularly utilizing one or more of the following arrangements:

(i)		a "TV angle wall," consisting of 15 television
monitors arranged in three slightly curved rows and a brightly colored (typically red) background;

(ii)	 	a "TV column," consisting of three television
monitors stacked in a vertical arrangement, built into an interior perimeter wall; and/or

(iii)	a "flying TV buttress," consisting of television
monitors suspended in an arrangement from the ceiling in the center portion of the store, with a mirror above the television monitors.

And other features of the stores that may change from time to time.


These individual features create a distinctive overall commercial impression collectively referred to herein as HMC's "Trade Dress."